Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-53295, 333-85025 and 333-87932) on Form S-8 of BCSB Bankcorp, Inc. of our report dated November 30, 2006 (except for Notes 20 and 21 which are dated February 14, 2007 and July 3, 2007, respectively) relating to the consolidated financial statements as of September 30, 2006 of BCSB Bankcorp, Inc., which appears in the 2006 Annual Report, which is incorporated in this Annual Report on Form 10-K/A.

Baltimore, Maryland

July 13, 2007

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